Exhibit 4.12

EXECUTION VERSION

Dated 19 January 2010

CHARGE OVER SHARES
RELATING TO
THE SHARES IN THE COMPANIES LISTED IN SCHEDULE 2

between

THE COMPANIES LISTED IN SCHEDULE 1
as Chargors

and

DEUTSCHE BANK AG, LONDON BRANCH
as Security Trustee

White & Case LLP

5 Old Broad Street

London  EC2N 1DW

THIS DEED is dated 19 January 2010 and is made

BETWEEN:

(1)                                 THE COMPANIES LISTED IN SCHEDULE 1 (together, the “Chargors”); and

(2)                                 DEUTSCHE BANK LONDON AG, LONDON BRANCH as security trustee for the Beneficiaries, (the “Security Trustee”).

WHEREAS:

(A)                              The Senior Lenders have agreed to make available to the Borrowers (as defined in the Senior Facilities Agreement (as defined below)) certain credit facilities pursuant to the terms and subject to the conditions of the Senior Facilities Agreement.

(B)                                Virgin Media Secured Finance PLC has agreed to issue and sell the Senior Secured Notes under the Senior Secured Notes Indenture.

(C)                                By an intercreditor deed dated 3 March 2006, as amended and restated on 13 June 2006, 10 July 2006, 31 July 2006, 15 May 2008, 30 October 2009 and 8 January 2010 (the “Group Intercreditor Deed”) the Security Trustee, the Facility Agent, the Original Senior Borrowers, the Original Senior Guarantors, the Senior Lenders, the Hedge Counterparties, the Intergroup Debtors and the Intergroup Creditors (as each of those terms are defined therein) and certain other members of the Group have agreed to regulate their relationship as creditors on the terms set out therein.

(D)                               The board of directors of each Chargor are satisfied that such Chargor is entering into this Deed for the purposes of carrying on its business, and that its doing so benefits such Chargor.

(E)                                 The Security Trustee holds the benefit of this Deed on trust for itself and the other Beneficiaries on the terms and subject to the conditions of the Security Trust Agreement and the Group Intercreditor Deed.

NOW THIS DEED WITNESSES as follows:

1.                                      INTERPRETATION

1.1                                 Definitions

In this Deed, unless the context otherwise requires:

“Beneficiaries” means the First Beneficiary and the Second Beneficiaries;

“Charged Company” means any company the Shares and all other rights, moneys, benefits and other property referred to in Clause 3.1(b) of which form part of the Secured Property;

“Default Rate” means the rate specified in Clause 28.2 of the Senior Facilities Agreement or, upon its repayment in full and cancellation of all undrawn commitments thereunder such equivalent provision in the Relevant Facilities Agreement;

“Designated Secured Obligations” means Financial Indebtedness in the form of notes or other such similar instruments of any member of the Group that is designated as “Designated Secured Obligations” by written notice from the Company to the Security Trustee which notice will certify that the Financial Indebtedness is an instrument for which Rule 3-16 of Regulation S-X under the Securities Act (“Rule 3-16”) is applicable or will become applicable upon registration of such instrument or an instrument exchangeable for such instrument pursuant to a contractual requirement;

“disposal” includes any sale, assignment or transfer, the grant of an option or similar right, the grant of any right or privilege, the creation of a trust or other equitable interest in favour of a third party and “dispose” and “disposition” shall be construed accordingly;

“Enforcement Date” means the date on which, following the occurrence of an Event of Default that is continuing, either the Relevant Agent or the Security Trustee notifies the relevant Chargor of the occurrence of that Event of Default, or takes, under any one or more of the Senior Finance Documents, any of the steps it is entitled to take by reason of the occurrence of such Event of Default;

“Event of Default” means each of:

(a)                                  a Senior Default; and

(b)                                 an event of default or termination event (however described) under any Hedging Agreement;

“Excluded Charged Assets” has the meaning given to such term in Clause 3.4(b) of this Deed;

“Existing Charge” means the Charge over Shares dated 3 March 2006 (as amended and restated on 31 July 2006 and as further amended and restated from time to time) between the Chargors listed therein and the Security Trustee;

“Incapacity” means, in relation to any person, the insolvency, bankruptcy, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of that person whatsoever (and, in the case of a partnership, includes the termination or change in composition of the partnership);

“Indemnified Party” has the meaning set out in Clause 10.3;

“Liability” means any obligation or liability for the payment of money, whether in respect of principal, interest or otherwise, owed jointly or severally and whether owed as principal or security or in any other capacity;

“Receiver” means a receiver and manager, (whether appointed pursuant to this Deed or any statute, by a court or otherwise) in respect of all or any of the Secured Property and shall, where permitted by law include an administrative receiver;

“Relevant Facilities Agreement” means the Senior Facilities Agreement, or, upon its repayment in full and cancellation of all undrawn commitments thereunder, the Designated Refinancing Facilities Agreement, provided that if upon the repayment in full and cancellation of all undrawn commitments under the Senior Facilities Agreement there is no Designated Refinancing Facilities Agreement, until such time that a Refinancing Facilities Agreement has been designated as a Designated Refinancing Facilities Agreement, the “Relevant Facilities Agreement” shall be the Senior Facilities Agreement immediately prior to such termination, and provided further that upon the repayment in full and cancellation of all undrawn commitments under the Designated Refinancing Facilities, until such time that a Refinancing Facilities Agreement has been designated as a Designated Refinancing Facilities Agreement, the “Relevant Facilities Agreement” shall be the Designated Refinancing Facilities Agreement immediately prior to such termination;

“Rule 3-16” has the meaning given to such term in “Designated Secured Obligations”;

“SEC” means the United States Securities and Exchange Commission;

“Secured Obligations” means the Security Trustee Liabilities, the Senior Liabilities and the Hedging Liabilities, provided that any liabilities that have been designated as “New Senior Liabilities” under the Group Intercreditor Deed or are incurred after 31 December 2009 under any Refinancing Facilities Agreement entered into after such date,

(a)                                  in breach of the provisions of the Senior Facilities Agreement, or upon its repayment in full and cancellation of all undrawn commitments thereunder (unless there is no Designated Refinancing Facilities Agreement), the Designated Refinancing Facilities Agreement, or any Refinancing Facilities Agreement on the date of such designation (excluding any applicable cure period), or

(b)                                 that the Security Trustee, acting reasonably, has not agreed to act as security trustee for,

shall not, in any such case constitute “Secured Obligations” for the purpose of this Deed;

“Secured Property” means the Shares and all other rights, moneys, benefits and other property referred to in Clause 3.1(b);

“Securities Act” means the United States Securities Act of 1933, as amended;

“Security Provider” means any person who has granted or may at any time hereafter grant any security interest as security for the Secured Obligations;

“Security Trust Agreement” means the security trust agreement dated and amended and restated on or about the date of this Deed between, Deutsche Bank AG, London Branch as Security Trustee and as Facility Agent, Virgin Media Investment Holdings Limited (formerly known as NTL Investment Holdings Limited) and the companies named therein as Original Obligors;

“Senior Facilities Agreement” means the senior facilities agreement dated 3 March 2006 (as amended and restated on 22 May 2006, 10 July 2006, 10 August 2006, 4 April 2007, 15 May 2008, 10 November 2008, 30 October 2009 and 8 January 2010 and as amended, restated, supplemented or novated from time to time between Virgin Media Inc., Virgin Media Finance plc, Virgin Media Investment Holdings Limited (formerly known as NTL Investment Holdings Limited), Telewest Communications Networks Limited, VMIH Sub Limited (formerly known as NTLIH Sub Limited) as UK Borrowers, Virgin Media Dover LLC (formerly known as NTL Dover LLC) as US Borrower, Deutsche Bank AG, London Branch, J.P. Morgan plc, The Royal Bank of Scotland plc and Goldman Sachs International as Bookrunners and as Mandated Lead Arrangers, Deutsche Bank AG, London Branch as Facility Agent and as Security Trustee, Deutsche Bank AG, New York Branch as US Paying Agent, GE Corporate Banking Europe SAS as Administrative Agent, Deutsche Bank AG, London Branch as Original L/C Bank and the persons named therein as Lenders;

“Senior Secured Notes” has the meaning given to the term “Notes” in the Senior Secured Notes Indenture;

“Senior Secured Notes Documents” means the Senior Secured Notes Indenture including the guarantees set out therein, and the Senior Secured Notes;

“Senior Secured Notes Indenture” means the indenture dated on or about the date of this Deed governing the $1,000,000,000 6.50% Senior Secured Notes due 2018 and the £875,000,000 7.00% Senior Secured Notes due 2018, among Virgin Media Inc., Virgin Media Investment Holdings Limited, Virgin Media Finance PLC, Virgin Media Secured Finance PLC, the subsidiary guarantors named therein, The Bank of New York Mellon, as trustee, registrar and paying agent and The Bank of New York Mellon (Luxembourg), S.A., as Luxembourg paying agent, as amended, restated, supplemented or otherwise modified from to time; and

“Shares” means, in respect of each Chargor, all of the shares specified in Schedule 2 next to the name of such Chargor in which such Chargor (and/or its respective nominee or trustee) may, at the date of this Deed or at any time thereafter, have any right, title, or interest.

1.2                                 Successors and Assigns

The expressions “Beneficiaries”, “Senior Lenders”, “Senior Finance Party”, “Chargors”, “Relevant Agent”, “Security Provider” and “Security Trustee” include, where the context admits, their respective successors, permitted assigns and transferees and in the case of the Beneficiaries, their Transferees and, in the case of the Security Trustee, such other person as may from time to time be appointed as security trustee for the Beneficiaries pursuant to the provisions of the Security Trust Agreement.

1.3                                 Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Deed.

1.4                                 Construction of Certain Terms

In this Deed, unless the context otherwise requires:

(a)                                  references to clauses are to be construed as references to the clauses of this Deed;

(b)                                 references to (or to any specified provision of) this Deed or any other agreement or document shall be construed as references to this Deed, that provision, that agreement or that document as in force for the time being and as from time to time amended, supplemented, varied, extended, restated, replaced or novated in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of any Security Document or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of an Instructing Party;

(c)                                  references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

(d)                                 words importing the plural shall include the singular and vice versa;

(e)                                  references to a time of day are to London time;

(f)                                    references to a “person” shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any state or any of its agencies and that person’s successors in title;

(g)                                 references to “assets” include all or part of any business, undertaking, real property, personal property, uncalled capital and any rights (whether actual or contingent, present or future) to receive, or require delivery of, any of the foregoing;

(h)                                 references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

(i)                                     references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

1.5                                 Effect as a Deed

This Deed is intended to take effect as a deed notwithstanding that the Security Trustee may have executed it under hand only.

1.6                                 Agreement Definitions

Unless the context otherwise requires or unless otherwise defined in this Deed, words and expressions defined in the Group Intercreditor Deed and (unless otherwise defined in the Group Intercreditor Deed) the Relevant Facilities Agreement shall have the same meaning when used in this Deed (including its recitals).

1.7                                 Implied Covenants

The following provisions of the Law of Property (Miscellaneous Provisions) Act 1994 will not apply to Clause 3.1 or Clause 5.1:

(a)                                  the words “other than any charges, encumbrances or rights which that person does not and could not reasonably be expected to know about” in section 3(1);

(b)                                 the words “except to the extent that” and all the words thereafter in section 3(2); and

(c)                                  section 6(2).

1.8                                 Nominees

If the Security Trustee causes or requires the Secured Property to be registered in the name of a nominee for the Security Trustee, any reference in this Deed to the Security Trustee shall, if the context so permits or requires, be construed as a reference to each of the Security Trustee and such nominee.

1.9                                 Third Party Rights

(a)                                  A person which is not a party to this Deed (a “third party”) shall have no rights to enforce any of its provisions except that:

(i)                                     a third party shall have those rights it would have had if the Contracts (Rights of Third Parties) Act 1999 had not come into effect;

(ii)                                  Clause 13.2 shall be enforceable by any third party referred to in such clause as if such third party were a party to this Deed; and

(iii)                               a person who is a co-trustee (with the Security Trustee) for the Beneficiaries under the Principal Intercreditor Agreement whether or not it is a party to the Principal Intercreditor Agreement.

(b)                                 The parties to this Deed may without the consent of any third party vary or rescind this Deed.

1.10                           Certificates

A certificate of any Beneficiary as to the amount of the Secured Obligation owed to it shall be prima facie evidence of the existence and amount of such Secured Obligation.

1.11                           Statutes

Any reference in this Deed to a statute or statutory provision shall, unless the contrary is indicated, be construed as a reference to such statute or statutory provision as the same shall have been amended or re-enacted.

1.12                           Group Intercreditor Deed

This Deed should be read and construed subject to the terms of the Group Intercreditor Deed.  In the event of any inconsistency between the terms of this Deed and the Group Intercreditor Deed, the terms of the Group Intercreditor Deed shall prevail.

1.13                           Secured Obligations

It is acknowledged and agreed that (without prejudice to the extension of the Secured Obligations to any other Indebtedness from time to time included within the definition thereof) as at the date hereof, the Secured Obligations shall include:

(a)                                  all Liabilities under the Senior Facilities Agreement; and

(b)                                 all Liabilities under the Senior Secured Notes Documents.

2.                                      COVENANT TO PAY

2.1                                 Covenant to Pay

Each Chargor agrees as primary obligor and not only as surety that it will pay and discharge the Secured Obligations promptly on demand of the Security Trustee provided that before any such demand is made on a Restricted Guarantor, demand for payment of the relevant Secured Obligation shall first have been made on the Borrower from which such unpaid Secured Obligation is due.

2.2                                 Payments

Any payment made by the Chargors under this Deed shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim and in such manner as the Security Trustee may require.

3.                                      CHARGING CLAUSE

3.1                                 Charges

Each Chargor, with full title guarantee and as a continuing security for the payment and discharge of the Secured Obligations hereby mortgages and charges and agrees to mortgage and charge to the Security Trustee to hold the same on trust for the Beneficiaries on the terms set out in the Group Intercreditor Deed and the Security Trust Agreement:

(a)                                  all its rights, title and interest in and to the Shares by way of a first equitable charge (until the Shares are transferred to the Security Trustee or its nominee or agent pursuant to Clause 7.2) or legal mortgage (following such transfer); and

(b)                                 by way of first fixed charge all rights, moneys, benefits and other property which may at any time accrue or be offered or arise by way of conversion, redemption, bonus, preference, option, distribution, interest or otherwise in respect of any of the Shares or in substitution or exchange for any of the Shares.

3.2                                 Dividends and Voting Rights

Subject to Clause 7, and notwithstanding Clause 3.1(b), each Chargor may, prior to the Enforcement Date, in its absolute discretion (a) exercise all voting and other rights and powers attached to the Secured Property and (b) receive, retain and deal with free from this Deed (but subject to the Group Intercreditor Deed) all dividends paid on and received by it in respect of the Secured Property.

3.3                                 Suspense Accounts

Any money received by the Security Trustee pursuant to this Deed (whether before or after any Incapacity of any Chargor or any Charged Company) may be placed to the credit of an interest-bearing suspense account with a view to preserving the rights of the Beneficiaries to prove for the whole of their respective claims against any Chargor or any other person liable or may be applied in or towards satisfaction of such of the Secured Obligations as the Security Trustee may from time to time conclusively determine in accordance with the terms of the Group Intercreditor Deed and the Security Trust Agreement notwithstanding any appropriation (or purported appropriation) by any Chargor.

3.4                                 Rule 3-16 Limitation

(a)                                  Clause 3.1 (Charges) of this Deed notwithstanding, the Excluded Charged Assets are not charged under this Deed to secure the Designated Secured Obligations.  For the avoidance of doubt,

(i)                                     all other Shares remain charged or mortgaged (as the case may be) under this Deed to secure all Secured Obligations, including without limitation the Designated Secured Obligations; and

(ii)                                  such Excluded Charged Assets remain charged under Clause 3.1 (Charges) of this Deed to secure any Secured Obligations that are not Designated Secured Obligations.

(b)                                 “Excluded Charged Assets” in relation to any Designated Secured Obligations means any Shares or other securities of a Subsidiary of Virgin Media Inc. (excluding the Shares or other securities issued by Virgin Media Investments Limited or any successor entity upon any merger, reorganisation or other restructuring effecting it) that are owned by any Chargor to the extent that charging or pledging such Shares or other securities under this Deed to secure such Designated Secured Obligations would result in Rule 3-16 requiring separate financial statements of such Subsidiary to be filed with the SEC, but (i) only to the extent necessary to not be subject to such requirement, (ii) only for so long as such requirement is in existence and (iii) only if no member of the Group files or is otherwise required to file separate financial statements of such Subsidiary with the SEC under a separate rule or regulation; provided that no shares or securities will constitute Excluded Charged Assets if any member of the Group takes any action in the form of a reorganisation, merger or other restructuring, a principal purpose of which is to provide for the limitation of the charge on any  Shares or other securities pursuant to Clause 3.4(a).

(c)                                  In the event that Rule 3-16 is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other United States federal or state governmental agency) of separate financial statements of any such Subsidiary due to the fact that such Subsidiary’s Shares or other securities secure any Designated Secured Obligations, then such Shares or other securities (as applicable) of such Subsidiary shall automatically be deemed to be Excluded Charged Assets for such Designated Secured Obligations but (i) only to the extent necessary to not be subject to any such financial statement requirement, (ii) only for so long as such financial statement requirement would otherwise have been applicable to such Subsidiary and (iii) only if no member of the Group files or is otherwise required to file separate financial statements of such Subsidiary with the SEC or such other governmental agency under a separate rule or regulation. If the circumstances described in this paragraph (c) apply, this Deed may be amended or modified, without the consent of any Senior Finance Party, to the extent necessary to release the charge (but only to the extent securing such Designated Secured Obligations and without prejudice to the charge securing Secured Obligations referred to in paragraph (a)(ii) of this Clause 3.4) in favour of the Security Trustee on the relevant Shares and/or other securities that are so deemed to constitute Excluded Charged Assets.

(d)                                 In the event that Rule 3-16 is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Shares and/or other securities to secure any Designated Secured Obligations in excess of the amount then pledged without the filing with the SEC (or any other United States federal or state governmental agency) of separate financial statements of such Subsidiary, then the Shares or other securities (as applicable) of such Subsidiary will automatically be deemed not to be Excluded Charged Assets for such Designated Secured Obligations, but limited to the extent necessary to not be subject to any such financial statement requirement. If the circumstances described in this paragraph (d) apply, this Deed may be amended or modified, without the consent of any Senior Finance Party, to the extent necessary to charge in favour of the Security Trustee such additional Shares or other securities that were deemed to constitute Excluded Charged Assets.

4.                                      REPRESENTATIONS AND WARRANTIES

4.1                                 Representations and Warranties

Each Chargor hereby represents and warrants to the Security Trustee as trustee for the Beneficiaries that:

(a)                                  Shares Fully Paid

the Shares are fully paid or credited as fully paid and no calls have been, or can be, made in respect of the Shares and the terms of each Share and of the Memorandum and Articles of Association of the relevant Charged Company do not restrict or otherwise limit such Chargor’s right to transfer or charge the Shares;

(b)                                 Due Incorporation

it is duly incorporated, validly existing as a limited liability company and has all requisite corporate power and authority to own its property and other assets and to carry on its business as it is now being conducted and is authorised to do business in each jurisdiction where such qualification or authorisation is required, except where the failure to so qualify, to be so authorised or to be in good standing would not have a material adverse effect on such Chargor’s ability to perform any of its obligations under this Deed;

(c)                                  Power of the Chargors

it has all requisite power to execute, deliver and perform its obligations under this Deed and compliance has been made with all necessary requirements and all necessary action has been taken to authorise the execution, delivery and performance of the same;

(d)                                 Binding Obligations

this Deed constitutes its valid and legally binding obligations enforceable in accordance with its terms subject, to the extent applicable, to equivalent qualifications to those contained in the legal opinions referred to in schedule 4 to the Senior Facilities Agreement (or upon its repayment in full and cancellation of all undrawn commitments thereunder such equivalent provision in the Relevant Facilities Agreement) which relate to Security Documents governed by English law;

(e)                                  No Conflict with Other Obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Deed by it, will not:

(i)                                     contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which it is subject except where such contravention would not or would not be likely to have a material adverse effect on the ability of such Chargor to perform any of its obligations under or otherwise to comply with the terms of this Deed;

(ii)                                  contravene or conflict with any provision of its Memorandum and Articles of Association;

(iii)                               conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement (other than the Existing Credit Facilities) constituting or evidencing Indebtedness of such Chargor to which such Chargor is a party or is subject or by which it or any of its property is bound except where such breach or default would not or would not be likely to have a material adverse effect on the ability of such Chargor to perform any of its obligations under or otherwise to comply with the terms of this Deed; or

(iv)                              result in the creation or imposition of or oblige such Chargor to create any Encumbrance (other than those created by the Security Documents) on any of such Chargor’s material undertakings, assets, rights or revenues;

(f)                                    Choice of Law

the choice by such Chargor of English law to govern this Deed is valid and binding;

(g)                                 No Filings Required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Deed that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office in the United Kingdom (save for any registration pursuant to section 860 of the Companies Act 2006, to the extent required thereunder) or that any stamp, registration or similar tax or charge be paid in the United Kingdom on or in relation to this Deed;

(h)                                 No Disposals

save as contemplated in or not prohibited by this Deed or in each of the Senior Finance Documents, it has not transferred, mortgaged, charged or otherwise disposed of (or agreed to transfer, mortgage, charge or otherwise dispose of) whether by way of security or otherwise, the benefit of all or any of its right, title and interest in and to the Secured Property;

(i)                                     Consents Obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by such Chargor (i) to authorise the execution and delivery of this Deed or the performance by such Chargor of its obligations under this Deed or (ii) to ensure the validity, enforceability or admissibility in evidence of this Deed has been obtained or made and is in full force and effect and there has been no material default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same which would, in any such case, adversely affect the execution, delivery, validity, enforceability or admissibility in evidence of this Deed or the performance by such Chargor of its obligations under this Deed; and

(j)                                     No Security from any Obligor

it has not requested, taken or received any Encumbrance from any Obligor for any obligations or Liabilities of any Obligor to it.

4.2                                 Repetition of Representations and Warranties

The representations and warranties in Clause 4.1 shall be deemed to be repeated by each Chargor on and as of the date of this Deed and on the date on which all or any of the representations and warranties contained in Clause 21 of the Senior Facilities Agreement, or upon its repayment in full and cancellation of all undrawn commitments therunder such equivalent provision in the Relevant Facilities Agreement, are deemed to be repeated pursuant to the relevant provisions thereof.

5.                                      COVENANTS BY THE CHARGORS

5.1                                 Supporting Documents

Each Chargor hereby covenants with the Security Trustee that during the continuance of the security created by this Deed it will at all times deposit with the Security Trustee or its nominees and permit the Security Trustee or its nominees during the continuance of this security to hold and retain:

(a)                                  Certificates

all stock and share certificates and documents of title relating to the Shares together with any other documents of title relating to the Secured Property;

(b)                                 Transfers

such stock transfer forms or other instruments of transfer in respect of the Shares and, if appropriate, the other Secured Property duly completed in favour of the Security Trustee or its nominees or otherwise as the Security Trustee may reasonably direct; and

(c)                                  Further Documents

all such other documents as are in its possession or which it can reasonably obtain as the Security Trustee may from time to time reasonably require for perfecting its title to the Shares and/or the Secured Property (duly executed by or signed on behalf of the registered holder) or for vesting or enabling it to vest the same in itself or its nominees or in any purchaser to the intent that the Security Trustee may at any time without notice present them for registration, provided that, to the extent that any certificates, documents of title or all such other documents relating to any of the Shares and/or the Secured Property (“Supporting Documents”) which are required to be deposited with the Security Trustee pursuant to this Clause 5.1 have already been delivered to Deutsche Bank AG, London Branch in its capacity as security trustee under and for the purposes of perfecting the security interests over such Shares and/or the Secured Property pursuant to the terms of the Existing Charge, the requirements of this Clause 5.1 shall be deemed satisfied, provided further that, in the event that the security interests under the Existing Charge have been unconditionally discharged and released in full in accordance with the terms of the Existing Charge, each Chargor shall fulfil its delivery obligations under this Clause 5.1 as soon as reasonably practicable following receipt of the relevant Supporting Documents.

5.2                                 Continuing Covenant

Each Chargor hereby further covenants with the Security Trustee, its nominee or any Receiver, that during the continuance of the security created by this Deed the such Chargor will at all times:

(a)                                  Prompt Payment

duly and promptly pay all calls, instalments or other payments which from time to time become due in respect of any of the Shares, and neither the Security Trustee nor any of the Beneficiaries shall in any circumstances incur any liability whatsoever in respect of any calls, instalments or otherwise in connection with the Shares;

(b)                                 New Certificates

after an Event of Default has occurred and is continuing, use reasonable endeavours to procure that the directors of the relevant Charged Company (i) duly register all transfers of the Shares from time to time lodged with them by or on behalf of the Security Trustee, its nominee or any Receiver and (ii) issue, and deliver to the Security Trustee, its nominee or any Receiver, a new certificate or certificates for the Shares in the name of the Security Trustee, its nominee or any Receiver as soon as reasonably possible following receipt of such transfers from the Security Trustee, its nominee or any Receiver;

(c)                                  Negative Undertakings

not (without the prior written consent of the Security Trustee, its nominee or any Receiver) or as otherwise permitted or not restricted under each of the Senior Finance Documents:

(i)                                     create or permit to subsist any Encumbrance on or over the Secured Property or any part thereof or interest therein (other than any Encumbrance created hereby);

(ii)                                  permit any person other than the relevant Chargor, the Security Trustee, any nominee of the Security Trustee or any Receiver to be registered as holder of the Secured Property or of any part thereof;

(iii)                               sell, transfer, assign or otherwise dispose of the Secured Property (other than a sale, transfer, assignment or disposal of all of the Shares to the Security Trustee) or any part thereof or interest therein or attempt or agree so to do;

(iv)                              suffer or permit the relevant Charged Company to cancel, increase, create or issue or agree to issue or put under option or agree to put under option any equity or other share capital or obligation now or hereafter convertible into equity or other share capital of or in such Charged Company of any class or call any uncalled capital provided, however, that such Charged Company may issue or agree to issue equity or other share capital to the relevant Chargor provided that such equity or other share capital is the subject of an Encumbrance in favour of, and to the satisfaction of, the Security Trustee;

(v)                                 suffer or permit the relevant Charged Company to make any alteration to, grant any rights in relation to, re-organise, redeem or purchase or otherwise reduce its equity or any other share capital or reserves or any uncalled or unpaid liability in respect thereof or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner save for any alteration as aforesaid which arises directly in connection with an issue of equity or other share capital to the relevant Chargor which is permitted under paragraph (iv) above but which does not involve any action or event otherwise prohibited by this Clause 5.2(c)(v);

(vi)                              convene any meeting with a view either to the alteration of any of the provisions of the relevant Charged Company’s Memorandum and Articles of Association in any way which would restrict the ability of the Security Trustee to exercise its rights under this Deed or to passing a resolution that such Charged Company be wound up;

(vii)                           do or cause or permit to be done anything which may in any material way (i) depreciate, jeopardise or otherwise prejudice the value or marketability of the Secured Property or (ii) prejudice the validity, binding effect or enforceability of the Encumbrances created or evidenced by this Deed; and

(viii)                        save as permitted pursuant to Clause 3.2, receive, retain or deal with any dividends, distributions, interest or other moneys in respect of the Secured Property; and

(d)                                 No Encumbrance

not take or receive any Encumbrance from any Charged Company or any other Obligor in respect of the liability of any Chargor under this Deed.

6.                                      FURTHER ASSURANCE

6.1                                 Further Assurance

Each Chargor shall if and when required by the Security Trustee execute such further Encumbrances and assurances in favour of the Security Trustee and/or any Beneficiary and do all such acts and things as the Security Trustee may from time to time reasonably require over or in relation to all or any of the Secured Property to secure the Secured Obligations or to perfect or protect the security intended to be created by this Deed over the Secured Property or any part thereof or to facilitate the realisation of the same.

6.2                                 Certain Documentary Requirements

Such further Encumbrances or assurances shall be prepared by or on behalf of the Security Trustee at the expense of the relevant Chargor (such expense to be reasonable and properly incurred) and shall contain (a) an immediate power of sale without notice; (b) a clause excluding section 93 of the Law of Property Act 1925 and the restrictions contained in section 103 of the Law of Property Act 1925; and (c) such other clauses for the benefit of the Beneficiaries as the Security Trustee may reasonably require.

6.3                                 Law of Property (Miscellaneous Provisions) Act 1994

The obligations of each Chargor under this Clause 6 are in addition to the covenants for further assurance implied by the Law of Property (Miscellaneous Provisions) Act 1994.

7.                                      CERTAIN POWERS OF THE SECURITY TRUSTEE AND THE BENEFICIARIES:  ENFORCEMENT

7.1                                 Voting Rights after the Enforcement Date

The Security Trustee and its nominees at the discretion of the Security Trustee may at any time after the Enforcement Date exercise in the name of each Chargor or otherwise at any time whether before or after demand for payment and without any further consent or authority on the part of such Chargor any voting rights and all powers given to trustees by section 10(3) and (4) Trustee Act 1925 (as amended by section 9 Trustee Investments Act 1961) in respect of the Secured Property or property subject to a trust and any powers or rights which may be exercisable by the person in whose name the Shares or other Secured Property are registered.  Until the Enforcement Date, the Security Trustee will exercise all voting and other rights and powers attached to the Secured Property which are transferred to it pursuant to Clause 7.2 as the relevant Chargor may from time to time in writing direct provided that the Security Trustee shall be under no obligation to comply with any such direction where compliance would, in the Security Trustee’s reasonable opinion, be prejudicial to the security created by this Deed.

7.2                                 Transfer of Secured Property

Each Chargor will if so requested by the Security Trustee after an Event of Default has occurred and so long as the same is continuing transfer all or any of the Secured Property to the Security Trustee or such nominees or agents as the Security Trustee may select and will use its reasonable endeavours to procure that the relevant Charged Company duly registers any transfers of any Secured Property to the Security Trustee or its nominees or agents or any transfers of any of the Secured Property duly executed by the Security Trustee or its nominees or agents pursuant to any power conferred by this Deed forthwith upon presentation to such Charged Company provided that, for the avoidance of doubt, the Security Trustee may not request any such transfer of the Secured Property prior to the occurrence of an Event of Default.

7.3                                 Notices

The Security Trustee will, promptly after receipt, forward to each Chargor copies of all notices, documents or other communications received by it in respect of the Secured Property.

7.4                                 Power of Sale

At any time on or after the Enforcement Date, the Security Trustee may (without notice to the relevant Chargor) sell or otherwise dispose of the Secured Property or any part of it and shall be entitled to apply the proceeds of such sale or other disposal in paying the costs of such sale or other disposal and thereafter in or towards the discharge of the Secured Obligations or otherwise as provided for in the Group Intercreditor Deed, the Security Trust Agreement or this Deed.

7.5                                 Statutory Powers

For the purposes of all powers implied by statute, the Secured Obligations shall be deemed to have become due and payable on the date of this Deed.

7.6                                 Law of Property Act

At any time on or after the Enforcement Date or if requested by any Chargor, the Security Trustee may, without further notice, without the restrictions contained in sections 93 and 103 of the Law of Property Act 1925 and whether or not a Receiver shall have been appointed, exercise all the powers conferred upon mortgagees by the Law of Property Act 1925 as varied or extended by this Deed and all the powers and discretions conferred by this Deed on a Receiver either expressly or by reference and also, in the case of the Secured Property, all rights or powers which may be exercisable by the registered holder or beneficial owner of the same.

7.7                                 Distributions

On or after the Enforcement Date all dividends, interest and other distributions relating to the Secured Property may be applied by the Security Trustee as though they were proceeds of sale under this Deed.

7.8                                 Subsequent Encumbrances

If the Security Trustee or any Beneficiary receives notice of any subsequent Encumbrance affecting the Secured Property or any part thereof, such Beneficiary may open a new account for the relevant Chargor.  If it does not do so then, unless such Security Trustee or such Beneficiary gives express written notice to the contrary to such Chargor, it shall nevertheless be treated as if it had opened a new account at the time when it received such notice and as from that time all payments made by or on behalf of such Chargor to the Security Trustee or such Beneficiary shall be credited or be treated as having been credited to the new account and shall not operate to reduce the amount due from such Chargor to the Security Trustee or such Beneficiary at the time when it received such notice.

7.9                                 Realisation Accounts

If the Security Trustee (whether by the appointment of a Receiver or otherwise) enforces the Security the Security Trustee (or such Receiver) may:

(a)                                  open and maintain with such bank or banks (or other financial institutions) as it thinks fit one or more Realisation Accounts;

(b)                                 pay the proceeds of any recoveries effected by it into any such number of Realisation Accounts as it considers appropriate; and

(c)                                  subject to the payment of any claims having priority to this Security, withdraw amounts standing to the credit of the Realisation Accounts to:

(i)                                     discharge all costs, charges and expenses incurred and payments made by the Security Trustee (or such Receiver) in the course of such enforcement;

(ii)                                  pay remuneration to the Receiver as and when the same becomes due and payable; and

(iii)                               discharge the Secured Obligations as and when the same become due and payable.

7.10                           Right of Appropriation

To the extent that the Secured Property constitutes “financial collateral” and this Deed constitutes a “security financial collateral arrangement” (as defined in the Financial Collateral Arrangements (No.2) Regulations 2003 (SI 2003 No.3226)), the Security Trustee may appropriate all or any part of the Secured Property in or towards satisfaction of the Secured Obligations, the value of the property so appropriated being such amount as the Security Trustee shall determine in a commercially reasonable manner.

8.                                      APPOINTMENT AND POWERS OF RECEIVER

8.1                                 Appointment

The Security Trustee may at any time on or after the Enforcement Date or if requested to do so by any Chargor, by instrument in writing and without notice to such Chargor appoint any one or more persons as Receivers of such part of the Secured Property as may be permitted by law, each such person being entitled to act individually as well as jointly and being for all purposes deemed to be the agent of such Chargor and shall as such agent be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Law of Property Act 1925.  The Security Trustee may from time to time by writing under its hand remove any Receiver so appointed by it and may, whenever it may deem expedient, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

8.2                                 Receiver as Agent

A Receiver shall be the agent of the Chargor in respect of which he is appointed and (subject to the provisions of this Deed) such Chargor shall be solely responsible for his acts or defaults and for his remuneration.

8.3                                 Powers of Receiver

A Receiver shall have all the powers conferred from time to time on receivers and administrative receivers by statute (in the case of powers conferred by the Law of Property Act 1925, without the restrictions contained in section 103 of that Act) and power on behalf and at the expense of the relevant Chargor (notwithstanding liquidation of such Chargor) to do or omit to do anything which such Chargor could do or omit to do in relation to the Secured Property or any part thereof.  In particular (but without limitation) a Receiver shall have power to do all or any of the following acts and things:

(a)                                  Take Possession

take possession of, collect and get in all or any of the Secured Property and exercise in respect of the Shares all voting or other powers or rights available to a registered holder thereof in such manner as he may think fit and bring, defend or discontinue any proceedings or submit to arbitration in the name of the such Chargor or otherwise as may seem expedient to him;

(b)                                 Borrow Money

raise or borrow any money from or incur any other Liability to the Security Trustee or the Beneficiaries or others on such terms with or without security as he may think fit and so that any such security may be or include a charge on the whole or any part of the Secured Property ranking in priority to this security or otherwise;

(c)                                  Dispose of Assets

without the restrictions imposed by section 103 Law of Property Act 1925 or the need to observe any of the provisions of sections 99 and 100 of such Act, sell by public auction or private contract, surrender or accept surrenders, grant licences or otherwise dispose of or deal with all or any of the Secured Property or concur in so doing in such manner for such consideration and generally on such terms and conditions as he may think fit with full power to convey, surrender, accept surrenders or otherwise transfer or deal with such Secured Property in the name and on behalf of such Chargor or otherwise and so that covenants and contractual obligations may be granted and assumed in the name of and so as to bind such Chargor (or other estate owner) if he shall consider it necessary or expedient so to do; any such sale, or disposition may be for cash, debentures or other obligations, shares, stock, or other valuable consideration and be payable immediately or by instalments spread over such period as he shall think fit and so that any consideration received or receivable shall ipso facto forthwith be and become charged with the payment of all the Secured Obligations;

(d)                                 Make Calls and Legal Proceedings

make calls conditionally or unconditionally on the members of such Chargor in respect of uncalled capital and institute, continue, enforce, defend, settle or discontinue any actions, suits or proceedings in relation to the Secured Property or any part thereof or submit to arbitration as he may think fit;

(e)                                  Execute Documents

sign any document, execute any deed and do all such other acts and things as may be considered by him to be incidental or conducive to any of the matters or powers aforesaid or to the realisation of the security of the Security Trustee and the Beneficiaries and to use the name of such Chargor for all the purposes aforesaid; and

(f)                                    Insolvency Act Powers

do all the acts and things described in schedules 1 to the Insolvency Act 1986 as if the words “he” and “him” referred to the Receiver and “company” referred to such Chargor.

8.4                                 Remuneration

The Security Trustee may from time to time determine the remuneration of any Receiver and section 109(6) Law of Property Act 1925 shall be varied accordingly.  A Receiver shall be entitled to remuneration appropriate to the work and responsibilities involved upon the basis of charging from time to time adopted by the Receiver in accordance with the current practice of his firm.

9.                                      ENFORCEMENT

9.1                                 When Enforceable

If (and only if) the Enforcement Date has occurred then the charges created pursuant to this Deed shall become enforceable.  Section 103 Law of Property Act 1925 shall not apply in respect of any Secured Property.

9.2                                 Authority

No purchaser or other person shall be bound or concerned to see or enquire whether the right of the Security Trustee or any Receiver to exercise any of the powers conferred by this Deed has arisen or not or be concerned with notice to the contrary or with the propriety of the exercise or purported exercise of such powers.

10.                               INDEMNITIES, EXCLUSION OF LIABILITY, COSTS AND EXPENSES

10.1                           Enforcement Costs

Each Chargor hereby undertakes with the Security Trustee to pay on demand all costs, charges and expenses which the Security Trustee or any Receiver shall certify as sustained or incurred by it as a consequence of the enforcement, preservation or attempted preservation of any of the security created by or pursuant to this Deed or any of the Secured Property on a full indemnity basis, together with interest at the Default Rate from the date falling 30 days after the date of demand for payment of such expenses to the date of payment by the relevant Chargor (both before and after judgment).

10.2                           No Liability as Mortgagee in Possession

None of the Beneficiaries, the Security Trustee or any Receiver shall be liable to account as mortgagee or heritable creditor in possession in respect of all or any of the Secured Property or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever for which a mortgagee in possession may be liable as such except in the case of fraud, wilful misconduct or gross negligence on the part of a Beneficiary, the Security Trustee or a Receiver (as the case may be).

10.3                           Indemnity

The Beneficiaries, the Security Trustee and any Receiver, attorney, agent or other person appointed by the Security Trustee under this Deed and the officers and employees of each of the aforementioned (each an “Indemnified Party”) shall be entitled to be indemnified out of the Secured Property in respect of all costs, losses, actions, claims, demands or liabilities whether in contract, tort, delict or otherwise and whether arising at common law, in equity or by statute which may be incurred by, or made against, any of them (or by or against any manager, agent, officer or employee for whose liability act or omission any of them may be answerable) at any time relating to or arising directly or indirectly out of or as a consequence of:

(a)                                  anything done or omitted in the exercise or purported exercise of the powers contained in this Deed; or

(b)                                 any breach by any Chargor of any of its obligations under this Deed,

except in the case of fraud, wilful misconduct or gross negligence on the part of an Indemnified Party.

10.4                           Powers of the Security Trustee

To the fullest extent permitted by law, all or any of the powers, authorities and discretions of a Receiver in respect of the Secured Property may, if a Receiver has been or could have been appointed, be exercised by the Security Trustee in relation to the whole or any part of the Secured Property whether or not a Receiver is or has been appointed.

11.                               POWER OF ATTORNEY

11.1                           Power of Attorney

Each Chargor by way of security for the performance of its obligations under this Deed, hereby irrevocably appoints each of the Security Trustee and any Receiver of all or any part of the Secured Property and their respective delegates and sub-delegates each to be its attorney acting severally (or jointly with any other such attorney or attorneys) in its name and on its behalf:

(a)                                  to execute and complete on or after the Enforcement Date any documents or instruments which the Security Trustee or such Receiver may require for perfecting the title of the Security Trustee to the Secured Property or for vesting the same in the Security Trustee, its nominee or any purchaser;

(b)                                 to sign, execute, seal and deliver and otherwise perfect any further security document referred to in Clause 5; and

(c)                                  otherwise generally on or after the Enforcement Date to sign, seal, execute and deliver all deeds, assurances, agreements and documents and to do all acts and things which may be required for the full exercise of all or any of the powers conferred on the Security Trustee or a Receiver under this Deed or which may be deemed expedient by the Security Trustee or a Receiver in connection with any disposition, realisation or getting in by the Security Trustee or such Receiver of the Secured Property or any part thereof or in connection with any other exercise of any power under this Deed.

11.2                           Ratification

Each Chargor ratifies and confirms and agrees to ratify and confirm all acts and things which any attorney as is mentioned in Clause 11.1 shall do or purport to do in the exercise of his powers under such clause.

11.3                           General Power

This appointment shall operate as a general power of attorney under section 10 of the Powers of Attorney Act 1971 and each Chargor hereby covenants with the Security Trustee and separately with any such Receiver to ratify and confirm any document, act or thing and all transactions which any such attorney may lawfully execute or do.

12.                               CONTINUING SECURITY AND OTHER MATTERS

12.1                           Continuing Security

This Deed and the obligations of each Chargor under this Deed shall:

(a)                                  secure the ultimate balance of the Secured Obligations notwithstanding the dissolution, bankruptcy, liquidation or other Incapacity or any change in the constitution of any person liable in respect thereof or in the name or style thereof and shall be a continuing security notwithstanding any settlement of account or other matter whatsoever;

(b)                                 be in addition to, and shall not merge with or otherwise prejudice or affect, any present or future Security Documents, Encumbrance, right or remedy held by or available to the Beneficiaries or any of them and/or the Security Trustee and may be enforced notwithstanding the same; and

(c)                                  not merge with or be in any way prejudiced or affected by the existence of any such Security Documents, Encumbrance, rights or remedies or by the same being or becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Beneficiaries or any of them and/or the Security Trustee dealing with, exchanging, releasing, varying or failing to perfect or enforce any of the same, or giving time for payment or indulgence or compounding with any other person liable.

12.2                           Security Documents

Neither the Security Trustee nor any of the Beneficiaries shall be obliged to resort to any other Security Document or other means of payment now or hereafter held by or available to it before enforcing this Deed and no action taken or omitted by the Security Trustee or any of the Beneficiaries in connection with any such Security Document or other means of payment shall discharge, reduce, prejudice or affect the liability of any Chargor nor shall the Security Trustee or any of the Beneficiaries be obliged to account for any money or other property received or recovered in consequence of any enforcement or realisation of any such Security Document or other means of payment.

12.3                           New Accounts

Notwithstanding that the charge hereby created ceases to be continuing for any reason whatsoever the Security Trustee or any of the Beneficiaries may continue any account of any Chargor or other Security Provider or open one or more new accounts and the liability of each Chargor hereunder shall not in any manner be reduced or affected by any subsequent transaction or receipts or payments into or out of any such account.

12.4                           Settlements Conditional

Any release, discharge or settlement between one or more of the Chargors and the Security Trustee shall be conditional upon no security, disposition or payment to the Security Trustee or any of the Beneficiaries by any of the Chargors or any other person being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled the Security Trustee shall be entitled to enforce this Deed subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

12.5                           No Release

The liability of each Chargor shall not be affected nor shall the charge hereby created be discharged or diminished by reason of:

(a)                                  the Incapacity or any change in the name, style or constitution of any other Obligor or any other person liable; or

(b)                                 the Security Trustee or any of the Beneficiaries compounding with, discharging, releasing or varying the liability of or granting any time indulgence or concession to any other Obligor or any other person or renewing, determining, varying or increasing any accommodation, facility or transaction in any manner whatsoever or concurring in accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from any other Obligor or any other person; or

(c)                                  any act or omission which would not have discharged or affected the liability of such Chargor had it been principal debtor in respect of the Secured Obligations or by anything done or omitted which but for this provision might operate to exonerate such Chargor.

12.6                           Restriction of the Chargors’ rights

Until all the Secured Obligations have been paid, discharged or satisfied in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement or the discharge by any person of its liability) each Chargor agrees that without the prior written consent of the Security Trustee (such consent not to be unreasonably withheld) it will not:

(a)                                  exercise its rights of subrogation, reimbursement and indemnity against any Obligor or any other person;

(b)                                 save as otherwise permitted or not restricted by the Senior Finance Documents, demand or accept repayment in whole or in part of any obligations or liabilities now or hereafter due to such Chargor from any Obligor or any Security Provider or demand or accept any guarantee or any other document or instrument (including, without limitation, any other document or instrument creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement, or security interest of any kind) in respect of such obligations or liabilities or dispose of the same;

(c)                                  take any step to enforce any right against any Obligor or any Security Provider in respect of any such obligations or liabilities; or

(d)                                 claim any set-off or counter-claim in respect of any such obligations or liabilities against any Charged Company, any other Obligor or any Security Provider or claim or prove in competition with the Security Trustee or any of the Beneficiaries in the bankruptcy, liquidation or administration of any Charged Company, any other Obligor or any Security Provider or have the benefit of, or share in, any payment from or composition with any Charged Company, any other Obligor or any Security Provider any Security Document now or hereafter held by the Security Trustee or any of the Beneficiaries for any obligations or liabilities of any Charged Company, any other Obligor or any Security Provider but so that, if so directed by the Security Trustee, it will prove for the whole or any part of its claim in the liquidation of any Charged Company, any other Obligor or any Security Provider on terms that the benefit of such proof and of all money received by it in respect thereof shall be held on trust for the Security Trustee and applied in or towards discharge of the

Secured Obligations in accordance with the provisions of the Group Intercreditor Deed and the Security Trust Agreement.

12.7                           Recoveries by the Chargors

If contrary to Clause 12.6 or 5.2(d) any Chargor takes or receives the benefit of any security or receives or recovers any money or other property, such security, money or other property shall be held on trust for the Security Trustee and shall be delivered to the Security Trustee on demand.

13.                               CURRENCIES

13.1                           Conversion of Currencies

All moneys received or held by the Security Trustee or by a Receiver under this Deed at any time on or after the Enforcement Date in a currency other than a currency in which the Secured Obligations are denominated may from time to time be sold for such one or more of the currencies in which the Secured Obligations are denominated as the Security Trustee or Receiver considers necessary or desirable and the relevant Chargor shall indemnify the Security Trustee against the full cost (including all costs, charges and expenses) properly incurred in relation to such sale.  Neither the Security Trustee nor any Receiver shall have any liability to such Chargor in respect of any loss resulting from any fluctuation in exchange rates after any such sale.

13.2                           Currency Indemnity

No payment to the Security Trustee (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of any Chargor in respect of which it was made unless and until the Security Trustee shall have received payment in full in the currency in which such obligation or liability was incurred.  To the extent that the amount of any such payment shall on actual conversion into such currency fall short of such obligation or liability expressed in that currency the Security Trustee shall have a further separate cause of action against such Chargor to recover such shortfall out of the Secured Property and shall be entitled to enforce the charges hereby created to recover the amount of the shortfall.

14.                               THE SECURITY TRUST AGREEMENT

14.1                           Trust

Each Chargor and the Security Trustee hereby acknowledge that the covenants of such Chargor contained in this Deed and the security and other rights, titles and interests constituted by this Deed and the Secured Property and all other moneys, property and assets paid to the Security Trustee or held by the Security Trustee pursuant to or in connection with this Deed are held by the Security Trustee subject to and on the terms of the trusts declared in the Security Trust Agreement.

15.                               MISCELLANEOUS

15.1                           Exchange of Information

Each Chargor hereby authorises the Security Trustee and the Beneficiaries to exchange between themselves any information concerning the Secured Property unless such information is the subject of a duty of confidentiality on the part of any Beneficiary not to disclose such information.

15.2                           Remedies Cumulative

No failure or delay on the part of the Security Trustee or any of the Beneficiaries to exercise any power, right or remedy shall operate as a waiver thereof nor shall any single or any partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

15.3                           Successors

Any appointment or removal of a Receiver (under Clause 8) and any consents under this Deed may be made or given in writing signed or sealed by any successor of the Security Trustee appointed pursuant to the terms of the Security Trust Agreement and their respective successors in title and accordingly each Chargor hereby irrevocably appoints each successor of the Security Trustee appointed pursuant to the Security Trust Agreement and their respective successors to be its attorney in the terms and for the purposes set out therein.

15.4                           Consolidation

Section 93 of the Law of Property Act 1925 shall not apply to the security created by this Deed or to any security given to the Security Trustee or any of the Beneficiaries pursuant to this Deed.

15.5                           Reorganisation

This Deed shall remain binding on each Chargor notwithstanding any change in the constitution of the Security Trustee or any of the Beneficiaries or its absorption or amalgamation with, or the acquisition of all or part of its undertaking by, any other person, or any reconstruction or reorganisation of any kind.  The security granted by this Deed shall remain valid and effective in all respects in favour of the Security Trustee as trustee for the Beneficiaries.

15.6                           Unfettered Discretion

Save as otherwise provided herein, any ability or power which may be exercised or any determination which may be made under this Deed by the Security Trustee may be exercised or made in its absolute and unfettered discretion and it shall not be obliged to give reasons therefor.

15.7                           Provisions Severable

Each of the provisions of this Deed is severable and distinct from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions of this Deed shall not in any way be affected or impaired thereby.

15.8                           No Assignment by Chargors

No Chargor may assign or transfer any of its rights or obligations under this Deed and each Chargor undertakes not to seek to assign or transfer all or any of its rights and obligations under this Deed.

15.9                           Security Trustee’s Rights

The Security Trustee may assign or transfer all or any of its rights under this Deed without the consent of any Chargor.

15.10                     Counterparts

This Deed may be executed in any number of counterparts and by the different parties hereto in separate counterparts each of which, when executed and delivered, shall constitute an original, but all counterparts together shall constitute one and the same instrument.

15.11                     Release

Upon the satisfaction in full of all of the Secured Obligations and there no longer being any obligation on any Beneficiary to make any of the Secured Obligations available, the Security Trustee shall, at the request and cost of the relevant Chargor, execute and do all such deeds, acts and things as may be necessary to release the Secured Property from the security constituted, and to reassign the property and assets assigned to the Security Trustee, hereby.

15.12                     Protection of Third Parties

No purchaser, mortgagee or other person or company dealing with the Security Trustee or any Receiver or the agents of any of them shall be concerned to enquire whether the Secured Obligations have become due and payable or whether any power which the Security Trustee or any Receiver is purporting to exercise has become exercisable or whether any of the Secured Obligations remains outstanding or to see to the application of any money paid to the Security Trustee or to such Receiver.

15.13                     Delegation by Security Trustee

The Security Trustee may at any time and from time to time delegate by power of attorney or in any other manner to any person or persons all of any of the powers, authorities and discretions which are for the time being exercisable by the Security Trustee under this Deed in relation to all or any part of the Secured Property.  Any such delegation may be made upon such terms (including power to sub-delegate) and subject to such regulations as the Security may think fit.  The Security Trustee shall not be in any way liable or responsible to any Chargor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate save in the case of fraud or wilful misconduct.

15.14                   Redemption of Prior Mortgages

The Security Trustee may, at any time after the Security has become enforceable, redeem any prior encumbrance over all or any part of the Secured Property or procure the transfer thereof to itself and may settle and pass the accounts of the prior mortgagee, chargee or encumbrancer.  Any accounts so settled and passed shall be conclusive and binding on each Chargor.  All principal interest, costs, charges and expenses of and incidental to such redemption and transfer shall be paid by the Chargors to the Security Trustee on demand.

16.                               NOTICES

16.1                         Mode of Service

Any notice or demand for payment by the Security Trustee under this Deed shall, without prejudice to any other effective mode of making the same, be deemed to have been properly served on the relevant Chargor in the manner and at the address set out in Clause 20 (Notices) of the Group Intercreditor Deed.

16.2                         Notices Conclusive

Any such notice or demand or any certificate as to the amount at any time secured by this Deed shall, save for manifest error, be conclusive and binding upon each Chargor if signed by an officer of the Security Trustee.

17.                               GOVERNING LAW

17.1                         Law

This Deed shall be governed by English Law.

18.                               JURISDICTION

18.1                         Courts of England

The Company irrevocably agrees for the benefit of the Security Trustee that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes which may arise out of or in connection with this Deed, (respectively, “Proceedings” and “Disputes”) and for such purposes, irrevocably submits to the jurisdiction of such courts.

18.2                         Appropriate forum

The Company irrevocably waives any objection which it might now or hereafter have to Proceedings being brought or Disputes settled in the courts of England and agrees not to claim that any such court is not a convenient or appropriate forum.

18.3                         Proceedings in other jurisdiction

Nothing in Clause 18.1 (Courts of England) shall (and nor shall it be construed so as to) limit the right of the Senior Finance Parties to take Proceedings against the Company in any other court of competent jurisdiction nor shall the taking of

Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

IN WITNESS whereof this Deed has been executed and delivered as a deed by or on behalf of the parties on the date stated at the beginning of this Deed.

SCHEDULE 1

THE CHARGORS

NORTH CABLECOMMS LLC

NTL BROMLEY COMPANY

NTL (TRIANGLE) LLC

NTL NORTH CABLECOMMS HOLDINGS, INC.

NTL NORTH CABLECOMMS MANAGEMENT, INC.

NTL SOLENT COMPANY

NTL SOUTH CABLECOMMS HOLDINGS, INC.

NTL SOUTH CABLECOMMS MANAGEMENT, INC.

NTL SURREY COMPANY

NTL SUSSEX COMPANY

NTL UK CABLECOMMS HOLDINGS, INC.

NTL WESSEX COMPANY

NTL WIRRAL COMPANY

SOUTH CABLECOMMS LLC

SCHEDULE 2

DETAILS OF SHARES

Name of Chargor	Name of Charged Company	Description and number of Shares held	Share certificate numbers

NTL (Triangle) LLC	Cambridge Holding Company Limited	132 ordinary shares of £1.00 each	7

	NTL Teesside Limited	367,988 ordinary shares of £1.00 each	9

	NTL Darlington Limited	93,623 ordinary shares of £1.00 each	8

	ntl Irish Holdings Limited	2 ordinary shares of £1.00 each	2

North CableComms L.L.C.	ntl CableComms Holdings No. 1 Limited	1 ordinary share of £1.00	1

ntl Bromley Company	ntl CableComms Bromley	248,254 “B” ordinary shares of £0.10 each	19, 23

ntl North CableComms Holdings, Inc.	ntl CableComms Holdings No. 1 Limited	19,386,000 ordinary shares of £1.00 each	3, 6

	ntl Bolton Cablevision Holding Company	1,073,358 “A” ordinary shares of £1.00 each	9

	ntl Derby Cablevision Holding Company	819,953 “A” ordinary shares of £1.00 each	8

	ntl Manchester Cablevision Holding Company	3,041,034 “A” ordinary shares of £1.00 each	8

	ntl Wirral Telephone and Cable TV Company	501,599 ordinary shares of £1.00 each	9, 11

	ntl CableComms Bolton	869,253 ordinary shares of £1.00 each	9, 11, 14, 15

	ntl CableComms Bury and Rochdale	1,136,965 “A” ordinary shares of £1.00 each	7

	ntl CableComms Cheshire	1,466,063 “A” ordinary shares of £1.00 each	16

Name of Chargor	Name of Charged Company	Description and number of Shares held	Share certificate numbers

	ntl CableComms Derby	18,131,254 ordinary shares of £0.01 each	6, 7, 10, 12

	ntl CableComms East Lancashire	1,335,735 “A” ordinary shares of £1.00 each	61

	ntl CableComms Greater Manchester	22,519,566 ordinary shares of £0.01 each	6, 7, 9, 11

	ntl CableComms Holdings No. 1 Limited	949,541,999 ordinary shares of £1.00 each	2, 5

	ntl CableComms Macclesfield	402,120 “A” ordinary shares of £1.00 each	6

	ntl CableComms Oldham and Tameside	1,351,636 “A” ordinary shares of £1.00 each	8

	ntl CableComms Staffordshire	1,600,941 “A” ordinary shares of £1.00 each	19

	ntl CableComms Stockport	946,658 “A” ordinary shares of £1.00 each	7

ntl Solent Company	ntl CableComms Solent	170,678 “B” ordinary shares of £0.10 each	12, 15

ntl South CableComms Holdings, Inc.	ntl CableComms Holdings No. 2 Limited	7 ordinary shares of £1.00 each	7

ntl South CableComms Management, Inc.	ntl CableComms Bromley	496,507 “B” ordinary shares of £0.10 each	24, 18

	ntl CableComms Holdings No. 2 Limited	879 ordinary shares of £1.00 each	6

	ntl CableComms Solent	1,024,067 “B” ordinary shares of £0.10 each	10, 14

	ntl CableComms Surrey	518,433 “B” ordinary shares of £0.10 each	10, 13

	ntl CableComms Sussex	714,039 “B” ordinary shares of £0.10 each	20, 24

	ntl CableComms Wessex	264,151 “B” ordinary shares of £0.10 each	22, 26

Name of Chargor	Name of Charged Company	Description and number of Shares held	Share certificate numbers

ntl Surrey Company	ntl CableComms Surrey	86,406 “B” ordinary shares of £0.10 each	9, 14

ntl Sussex Company	ntl CableComms Sussex	119,007 “B” ordinary shares of £0.10 each	23, 27

ntl UK CableComms Holdings, Inc.	ntl Sideoffer Limited	11 deferred shares of £1.00 each	6

	ntl Sideoffer Limited	11 warrant bearer ordinary shares of US$0.01 each	Warrant Number 00/01

	ntl Streetwarm Services Limited	9 deferred shares of £1.00 each 9 warrant bearer ordinary shares of US$0.01 each	6 Warrant Number 00/02

	ntl UK Telephone and Cable TV Holding Company Limited	2 deferred shares of £1.00 each	7

	ntl UK Telephone and Cable TV Holding Company Limited	2 warrant bearer ordinary shares of US$1.00 each	Warrant Number 00/03

ntl Wessex Company	ntl CableComms Wessex	132,075 “B” ordinary shares of £0.10 each	28, 23

ntl Wirral Company	ntl CableComms Holdings No. 1 Limited	31,072,000 ordinary shares of £1.00 each	7

	ntl CableComms Wirral	3,815,452 “B” ordinary shares of £0.10 each	10, 12, 14

South CableComms L.L.C.	ntl CableComms Holdings No. 2 Limited	114 ordinary shares of £1.00 each	1, 4, 5

SIGNATORIES

NORTH CABLECOMMS LLC

By:	/s/ ROBERT MACKENZIE
Name: Robert Mackenzie
Title: President

NTL BROMLEY COMPANY

By:	/s/ ROBERT MACKENZIE
Name: Robert Mackenzie
Title: President

NTL (TRIANGLE) LLC

By:	/s/ ROBERT MACKENZIE
Name: Robert Mackenzie
Title: President

NTL NORTH CABLECOMMS HOLDINGS, INC.

By:	/s/ ROBERT MACKENZIE
Name: Robert Mackenzie
Title: President

NTL NORTH CABLECOMMS MANAGEMENT, INC.

By:	/s/ ROBERT MACKENZIE
Name: Robert Mackenzie
Title: President

NTL SOLENT COMPANY

By:	/s/ ROBERT MACKENZIE
Name: Robert Mackenzie
Title: President

NTL SOUTH CABLECOMMS HOLDINGS, INC.

By:	/s/ ROBERT MACKENZIE
Name: Robert Mackenzie
Title: President

NTL SOUTH CABLECOMMS MANAGEMENT, INC.

By:	/s/ ROBERT MACKENZIE
Name: Robert Mackenzie
Title: President

NTL SURREY COMPANY

By:	/s/ ROBERT MACKENZIE
Name: Robert Mackenzie
Title: President

NTL SUSSEX COMPANY

By:	/s/ ROBERT MACKENZIE
Name: Robert Mackenzie
Title: President

NTL UK CABLECOMMS HOLDINGS, INC.

By:	/s/ ROBERT MACKENZIE
Name: Robert Mackenzie
Title: President

NTL WESSEX COMPANY

By:	/s/ ROBERT MACKENZIE
Name: Robert Mackenzie
Title: President

NTL WIRRAL COMPANY

By:	/s/ ROBERT MACKENZIE
Name: Robert Mackenzie
Title: President

SOUTH CABLECOMMS LLC

By:	/s/ ROBERT MACKENZIE
Name: Robert Mackenzie
Title: President

The Security Trustee

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ N. DAWES
Name: N. Dawes
Title: V.P.

By:	/s/ V. MAYELL
Name: V. Mayell
Title: A.V.P.